PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of May 21, 2004 by and between Infinite Group Inc. whose address is 595 Blossom Rd.. Ste. 309. Rochester. NY 14610 ("Client") and Amerisource Funding, Inc., a Texas corporation ("Amerisource") (each a "Party" and, collectively herein, the "Parties").

1. Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

1.1. "Closed" - A Purchased Account is closed upon the first to occur of: (i) receipt of full payment by Amerisource or (ii) the unpaid Face Amount has been charged to the Reserve Account by Amerisource pursuant to the terms hereof.

1.2. "Face Amount" - The face amount due on an Account at the time of purchase of such Account.

1.3. "Invoice" - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.4. "Invoice Transmittal" - A form supplied by Amerisource from time to time wherein Client lists such of its Accounts as it requests that Amerisource purchase under the terms of this Agreement.

1.5. "Obligations" - All present and future obligations owing by Client to Amerisource arising hereunder or otherwise, whether arising before, during or after the commencement of any Bankruptcy Case in which Client is a Debtor.

1.6. "Purchase Date" - The date on which Amerisource has purchased an Account from Client.

1.7. "Purchased Accounts" - Accounts purchased hereunder which have not been Closed.

1.8. "Repurchased" - An Account has been repurchased when Client has paid to Amerisource the then unpaid Face Amount.

1.9. "Required Reserve Amount" - The Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.

1.10. "Reserve Account" - A bookkeeping account on the books of Amerisource representing an unpaid portion of the Face Amount of all Purchased Account, maintained by Amerisource to ensure Client's performance with the provisions hereof.

1.11. "Reserve Percentage" - Twenty percent (20%).

1.12. "Reserve Shortfall" - The amount by which the Reserve Account is less than the Required Reserve Amount.

2. Sale; Purchase Price; Reserve.

2.1. Assignment and Sale.

2.1.1. At its election from time to time during the term of this Agreement, Client agrees to offer for sale to Amerisource such of Client's Accounts as are listed from time to time on Invoice Transmittals.

2.1.2. Each Invoice Transmittal shall be accompanied by such documentation supporting and evidencing the Accounts listed thereon as Amerisource shall from time to time request.

2.1.3. Amerisource may in its sole discretion purchase from Client such Accounts deemed acceptable by Amerisource in the exercise of its reasonable sole credit or business judgment.

2.1.4. Amerisource shall pay to Client the Face Amount as the purchase price of any Purchased Account, less any amounts due to Amerisource from Client including, without limitation, any amounts due under Section 2.2.1 hereof.

2.2. Reserve Account.

2.2.1. Client shall pay to Amerisource on demand the amount of any Reserve Shortfall.

2.2.2. Amerisource shall pay to Client on a weekly basis any amount by which the Reserve Account exceeds the Required Reserve Amount.

2.2.3. Amerisource may charge the Reserve Account with any Obligation.

2.2.4. Amerisource may pay any amounts due Client hereunder by a credit to the Reserve Account.

2.2.5. Upon termination of this Agreement Amerisource may retain the Reserve Account (i) sufficient to cover any Obligations that were either known or unknown to Amerisource at the time of termination, and (ii) unless and until Client has executed and delivered to Amerisource a general release in a form acceptable to Amerisource.

3. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Amerisource is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Client.

4. Discount. Client shall pay to Amerisource a discount/fee of ninety five one-hundredths percent (0.9S%) of the Face Amount of a Purchased Account for the first ten (10) days such Purchased Account remains outstanding at Amerisource; plus nine one-hundredths percent (0.09%) of the Face Amount of such Purchased Account for every day thereafter such Purchased Account remains outstanding at Amerisource, computed from the Purchase Date through the date on which a Purchased Account is Closed.

5. Repurchase Of Accounts. Amerisource may require that Client repurchase, by payment of the then unpaid Face Amount thereof, together with any unpaid fees or other amounts relating to the Purchased Account on demand, or, at Amerisource's option, by Amerisource's charge to the Reserve Account:

5.1. Any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Amerisource, being under no obligation to determine the bona fides of such dispute.

5.2. Any Purchased Account for which Client has breached its obligation under Section 10 hereunder.

5.3. Any Purchased Account owing from an Account Debtor which in Amerisource's reasonable credit judgment has become insolvent

5.4. All or any Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement.

5.5. Any Purchased Account which remains unpaid beyond ninety (90) days from the original invoice date of the Account.

Any such repurchase by Client shall not constitute reassignment of such Purchased Account.

6. Delinquency. As inducement to Client to repurchase Accounts promptly when required to do so and to sell only the Accounts from which prompt payments can be expected, Client agrees to pay Amerisource a penalty of 0.2 percent (0.2%) of the Face Amount of a Purchased Account for every day beyond ninety five (95) days that such Account or portion thereof remains outstanding and unpaid at Amerisource (the "Delinquency Charge"). The Delinquency Charge shall also be assessed and is payable on demand on any Obligation not paid when due, including any Reserve Shortfall.

7. Security Interest.

7.1. As collateral securing the Obligations, Client grants and assigns to Amerisource a continuing first priority security interest in and to all of its now owned and hereafter acquired personal property and fixtures, and all direct and indirect proceeds thereof (including proceeds of proceeds), including without limitation Accounts, Chattel Paper, Goods (including Inventory and Equipment), Instruments, Investment Property, Documents, and General Intangibles (the "Collateral").

7.2. Notwithstanding the creation of the above security interest, the relationship of the Parties shall be that of purchaser and seller of accounts, and not that of lender and borrower.

8. Authorization to Amerisource. Client hereby irrevocably authorizes Amerisource at Client's expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Amerisource or Client, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Amerisource or Client, all steps, actions, suits or proceedings deemed by Amerisource necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral, (c) after an Event of Default, change the address for delivery of mail to Client and to receive and open mail addressed to Client, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien or security interest granted to Client by such account debtor), without affecting any of the Obligations, (e) pay any sums necessary to discharge any lien, security interest or encumbrance which is senior to Amerisource's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Delinquency Charge shall accrue and shall be due and payable, (f) in order to satisfy any of the Obligations, initiate electronic debit or credit entries through the Automated Clearinghouse system to any deposit account maintained by Client wherever located, (g) file in the name of Client or Amerisource, or both, mechanics liens or related notices, or claims under any payment bond, in connection with goods or services sold by Client in connection with the improvement of realty, (h) notify any Account Debtor obligated with respect to any Account that the underlying Account has been assigned to Amerisource by Client and that payment thereof is to be made to the order of and directly and solely to Amerisource, and (i) communicate directly with Client's Account Debtors to verify the amount and validity of any Account created by Client.

9. Covenants By Client.

9.1. After written notice by Amerisource to Client, and automatically, without notice, after an Event of Default, Client shall not, without the prior written consent of Amerisource in each instance, (a) grant any extension of time for payment of any of the Accounts, (b) compromise or settle any of the Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

9.2. From time to time as requested by Amerisource, at the sole expense of Client, Amerisource or its designees shall have access, during reasonable business hours if prior to an Event of Default and at any time if after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Client's books and records, and Client shall permit Amerisource or its designees to make copies of such books and records or extracts there from as Amerisource may request.

9.3. If Client chooses to sell Accounts to Amerisource from a particular Account Debtor, then Client shall mark any and all Invoices to such Account Debtor with a notice of assignment as may be required by Amerisource before sending any Invoices to such Account Debtor.

9.4. Client shall reimburse Amerisource for any out-of-pocket expenses directly incurred by Amerisource in the administration of this Agreement, including fees for periodic field exams.

9.5. Client shall pay when due all payroll and other taxes, and shall provide proof thereof to Amerisource in such form as Amerisource shall reasonably require.

9.6. Client shall not create, incur, assume or permit to exist any lien or security interest upon or with respect to any Collateral now owned or hereafter acquired by Client.

9.7. Client shall deliver in kind to Amerisource, on the next banking day following the date of receipt by Client, the amount of any payment on account of a Purchased Account. Client shall pay to Amerisource fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Client and not delivered in kind to Amerisource on the next banking day following the day of receipt by Client.

9.8. Avoidance Claims.

9.8.1. Client shall indemnify Amerisource from any loss arising out of the assertion of any claim that any payment received by Amerisource from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute ("Avoidance Claim").

9.8.2. Client shall notify Amerisource within two business days of it becoming aware of the assertion of any Avoidance Claim.

9.8.3. This provision shall survive termination of this Agreement.

10. Account Disputes. Client shall notify Amerisource promptly of and, if requested by Amerisource, will settle all disputes concerning any Purchased Account, at Client's sole cost and expense.

11. Representation and Warranty. Client represents and warrants that:

11.1. Client is fully authorized to enter into this Agreement and to perform hereunder.

11.2. This Agreement constitutes its legal, valid and binding obligation.

11.3. Client is solvent and in good standing in the State of its organization.

11.4. The Purchased Accounts are and will remain:

11.4.1. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Client's business.

11.4.2. Unconditionally owed and will be paid to Amerisource without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

11 .4.3. Not sales to any entity which is affiliated with Client or in any way not an "arms length" transaction.

11.5. Client has not received notice nor does Client have knowledge of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable account debtor regarding Purchased Accounts.

12. Default.

12.1. Events of Default. Any of the following events will constitute an Event of Default hereunder: (a) Client defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Amerisource, or any warranty or representation contained herein proves to be false in any way, howsoever minor, (b) Client or any guarantor of all or any part of the Obligations becomes subject to any debtor-relief proceedings, (c) any such guarantor fails to perform or observe any of such guarantor's obligations to Amerisource or shall notify Amerisource of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, (d) Amerisource for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of all or any part of the Obligations.

12.2. Waiver of Notice. Client waives any requirement that Amerisource inform Client by affirmative act or otherwise of any Event of Default hereunder. Further, Amerisource's failure to charge or accrue interest or fees at any "Default", "Delinquency" or "Past Due" rate shall not be deemed a waiver by Amerisource of its claim thereto.

12.3. Effect of Default. Upon the occurrence of any Event of Default, in addition to any rights Amerisource has under this Agreement or applicable law, Amerisource may immediately terminate this Agreement without notice, at which time all Obligations shall immediately become due and payable without notice.

13. Account Stated. Amerisource shall render to Client a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Client as an account stated, except to the extent that Amerisource receives, within sixty (60) days after the mailing of such statement, written notice from Client of any specific exceptions by Client to that statement., and then it shall be binding against Client as to any items to which it has not objected.

14. Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Amerisource may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Amerisource of any breach or default by Client hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Amerisource hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies that Amerisource would otherwise have. Any waiver, permit, consent or approval by Amerisource of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

15. Termination. Client may terminate this Agreement at any time by giving Amerisource written notice of termination. Upon termination, Client shall pay the Obligations to Amerisource.

16. Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

17. Lien Termination. In recognition of Amerisource's right to have its legal fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding satisfaction in full of all other Obligations by Client, Amerisource shall not be required to record any terminations or satisfactions of any of Amerisource's liens or security interests on the Collateral unless and until Client has executed and delivered to Amerisource a general release in a form acceptable to Amerisource. Client understands that this provision constitutes a waiver of its rights under §9-5 13 of the UCC.

18. Conflict. Unless otherwise expressly stated in any other agreement between Amerisource and Client, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

19. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20. Relationship of Parties. The relationship of the Parties hereto shall be that of seller and purchaser of Accounts, and Amerisource shall not be a fiduciary of the Client, although Client may be a fiduciary of Amerisource.

21. Legal Fees. Client agrees to reimburse Amerisource on demand for the actual amount of all costs and expenses, including attorneys' fees and other legal fees, which Amerisource has incurred or may incur in: (a) negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith or in any way arising out of this Agreement; (b) protecting, preserving or enforcing any lien, security interest or other right granted by Client to Amerisource or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims; (c) complying with any subpoena or ether legal process attendant to any litigation in which Client is a party; including photocopying, travel, and attorneys' fees and expenses; (d) the actual amount of all costs and expenses, including attorneys' fees, which Amerisource may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Client, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding, or (ii) opposing confirmation of Client's plan thereunder.

22. Entire Agreement. This Agreement supersedes all other agreements and understandings between the Parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Amerisource or any third party to induce Client to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

23. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Texas.

24. Jury Trial "Waiver. In recognition of the higher costs and delay which may result from a jury trial, the Parties hereto waive any right to trial by jury of any claim, demand, action or cause of action (a) arising hereunder, or (b) in any way connected with or related or incidental to the dealings of the Parties hereto or any of them with respect hereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each Party further waives any right to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived; and each Party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any Party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

25. Venue; Jurisdiction. The Parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Amerisource so elects, be instituted in any court sitting in the State of Texas (the "Acceptable Forums"). Each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of Texas or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Client waives any right to oppose any motion or application made by Amerisource as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

26. Notice. All notices to Amerisource hereunder shall be deemed given upon actual receipt by a responsible officer of Amerisource.

27. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CLIENT:	AMERISOURCE:
Infinite Group, Inc.	Amerisource Funding, Inc.

/s/ Michael S. Smith	/s/ Jason Floyd
Name: Michael S. Smith	Name: Jason Floyd
Title: President	Title: Managing Director